September 22, 2004

Mr. Simon T. Ridgway

President and Director

Radius  Gold Inc.

Suite 830 – 355 Burrard Street,

Vancouver, B.C. V6C 2G8,

Canada

Re: El Pavon – La Patriota  Projects, Nicaragua.

Dear Simon:

As we have recently discussed, Meridian Gold Inc. (“Meridian”) is interested in acquiring the rights to explore and develop the mineral property comprising the El Pavon – La Patriota  Projects, known as the Pavon Gold Camp, owned or controlled by Radius Gold Inc. (“Radius”) in Central Nicaragua, and more particularly described in the Exhibit “A” attached hereto (collectively the “Property”).  Accordingly, Meridian submits the following for your consideration.

As set forth below, this Agreement sets out the terms of an agreement (the “Agreement”) between Meridian and Radius regarding the continued exploration and development of the Pavon Gold Camp. The premise of the agreement is as follows:

A.

During the first 24 months after the date of this Agreement, Meridian will aggressively explore veins and structures hosted within the Property with the aim of establishing a drill-indicated resource on the Property of at least 1,000,000 ounces that can subsequently be developed into a mineable reserve.

B.

In order to maintain the Option in good standing, during the second 24 months after the date of this Agreement, Meridian will fund the preparation of a Feasibility Study, as defined in 3.4 (b) below, showing the economic feasibility of placing the Property into commercial production.

C.

Upon completion of the Feasibility Study, Meridian will pay Radius a pre-determined price for its earned share of the mineral resources, including reserves and credits for by-products, estimated in the feasibility study to be situated on the property, whereupon Meridian will have acquired an undivided 60% interest in the Property.

D.

Within 12 months after Meridian having delivered a Feasibility Study to Radius, and Meridian having acquired an undivided 60% interest in the Property, Meridian will use its best efforts to obtain all the necessary permits, including the development of an Environmental Impact Statement, in order that construction could commence as soon as the permits have been obtained.  Provided that the internal rate of return of the project as set out in the Feasibility Study is at least equal to the sum of (a) the interest rate that would be charged by an internationally recognized financial institution for senior loans on terms that are customary for transactions of a size and nature such as this project, plus (b) 5%, Meridian will commence construction of a mine on the Property immediately after all necessary permits have been obtained. If Meridian has not so commenced construction within 12 months after all necessary permits have been obtained it will forfeit a percentage of its interest as described in section 4.4.

E.

Meridian will arrange or provide non-recourse financing on reasonable commercial terms for a project such as that contemplated by the Feasibility Study for the development of a mine on the Property, both on its own behalf and on behalf of Radius.

F.

Meridian is relying upon the representations and warranties of Radius set forth in Exhibit “B” to enter into this Agreement, and Radius is relying on the representations and warranties of Meridian set forth in Exhibit “C” to enter into this agreement.

1.

Title Due Diligence

1.1

Meridian will have the right until 6:00 p.m. (Vancouver time) on October 1, 2004 to confirm that Radius’ ownership interest in the Property is as set forth in Exhibit “A” and Exhibit “B”  to this Agreement. If Meridian’s title investigations demonstrate that Radius’ ownership interest in the Property is different in any material respect from that set out in Exhibit “A” and Exhibit “B”, then Meridian may elect to cure the defects and differences at costs included under “Committed Expenditures” referred to below; or terminate this Agreement by written notice to Radius, without any other obligation or liability of any kind to Radius or to Meridian.

2.

Option Agreement

2.1

Within 120 days after the date of this Agreement Meridian and Radius will enter into an option and joint venture agreement, or such other similar agreement consistent with the terms set out herein and the tax and corporate objectives of the parties and consistent with North American industry practices (the “Option and Joint Venture Agreement”).  This Agreement will continue in force until the Option and Joint Venture Agreement has been executed by the parties.

2.2

Meridian shall have the right to full access to the Property, to carry out such geological, geochemical, and geophysical tests and investigations as are useful or necessary to determine the value of the Property for exploration, development and mining.  Meridian will aggressively explore all known gold showings, veins and structures hosted within the Property, and consider promising areas on the Property as indicated by the work carried out to date, with the goal of establishing a resource on the Property of not less than 1,000,000 ounces.  All expenditures of Meridian in connection with such tests and investigations shall be included as Committed Expenditures and Additional Expenditures (as those terms are defined in Section 3.4 of this Agreement).

2.3

Promptly after execution of this Agreement:

(a)

Meridian and Radius will form a management committee of four members, two appointed by each of Meridian and Radius, to make operating decisions.  The management committee will meet from time to time as its members decide.  Each member of the management committee will have one vote in respect of decisions required to be taken by the committee, and in the event of a deadlock, one of the Meridian nominees to the committee will have a casting or deciding vote.  Each member of the committee shall have the right to designate an alternate to act in his place; and

(b)

Meridian will fund the investigation for the most tax efficient structure and a social baseline study.

3.

Option

3.1

Meridian will have the exclusive option (subject to (i) Force Majeure and (ii) prior receipt of all permits necessary to commence drilling on the Property, whereupon all time periods shall be extended) to acquire an undivided sixty percent (60%) interest in the Property (the “Option”) as follows:

(a)

Meridian shall expend not less than $3,500,000 in exploration expenditures on the Property on or before the end of the second anniversary the date of this Agreement (“Committed Expenditures”), including:

(i)

completing not less than 15,000 meters of drilling on the Property within the first 24 months after the date of receipt of the permits necessary to commence the drilling; and

(ii)

expending not less than 20% of the Committed Expenditures to drilling the surrounding property position; being areas external to Pavon North,  Pavon Central  and Pavon South;

(b)

Meridian shall expend not less than $1,000,000 on exploration expenditures on the Property in each of the third and fourth years after the date of this Agreement (“Additional Expenditures”);

(c)

On or before the fourth anniversary date of this Agreement Meridian shall have funded and delivered to Radius a Feasibility Study, as defined below.

(d)

Upon completion of the Feasibility Study Meridian shall pay Radius for 60% of the measured and indicated resources and 60% of that part of the inferred resource that can reasonably be expected over the life of the mine to become mineral reserves, and including credits for by-products, estimated to be situated on the Property as set forth in the Feasibility Study.  The price to be paid by Meridian to Radius for the said resources will be:

(i)

$40 per ounce of gold if average gold prices during the 30 days prior to the fourth anniversary of the date of this Agreement are less than $400 per ounce;

(ii)

$50 per ounce of gold if average gold prices during the 30 days prior to the fourth anniversary of the date of this Agreement are equal to or greater than $400 per ounce but less than $500 per ounce;

(iii)

$60 per ounce of gold if average gold prices during 30 days prior to the fourth anniversary of the date of this Agreement are equal to or greater than $500 per ounce; and

(iv)

$0.50 per ounce of silver if average recoverable silver grades for the resources exceed 100 g/t.

3.2

Meridian may terminate the Option at any time after incurring the $3,500,000 Committed Expenditures referred to in Section 3.1(a) above, by providing 30 days prior written notice to Radius.  In the event Meridian (subject to (i) Force Majeure and (ii) prior receipt of all permits necessary to commence drilling) does not, on or prior to the second anniversary date of this Agreement, incur the Committed Expenditures or Meridian withdraws from or terminates the Agreement before making such Committed Expenditures, Meridian shall immediately upon withdrawal or termination of this Agreement, pay to Radius the difference between such Committed Expenditures and the amount actually expended,.

3.3

Upon Meridian having fulfilled all of the requirements of each of paragraphs 3.1(a) – (d), inclusive, Meridian will have exercised the Option and have earned an undivided 60% interest in the Property which shall automatically vest in Meridian.

3.4

(a)

“Committed Expenditures” and “Additional Expenditures” shall include all amounts paid or incurred by Meridian, whether on or off the Property, in connection with evaluation, exploration or development of the Property, including the Feasibility Study.  The term “exploration expenditures” shall include, but shall not be limited to the Committed Expenditures and the Additional Expenditures and shall include: all amounts paid, incurred or accrued in good faith by or on behalf of Meridian in connection with:  (i) acquisition of additional rights or interests in the Property; (ii) searching title and curing title defects; (iii) assessment work and/or cost of claim maintenance rental fees in lieu of assessment work, real property taxes and all other holding costs; (iv) acquisition of public and private land, permits and authorizations required for operations in connection with the Property, including all bonds and deposits to secure or maintain such permits or authorizations; and (v) should Meridian pay or incur reasonable costs and expenses in connection with other properties in which Radius has no interest, such as easements, access roads, water and electric transmission lines and other rights and facilities that are required for the development of the Property, a reasonable allocation of such costs and expenses as Meridian may determine in good faith to be of benefit or potential benefit to the Property.

(b)

“Feasibility Study” means the detailed report, showing the technical, engineering and economic feasibility of placing into commercial production a mining and processing operation, incorporating the Pavon North, Pavon Central and Pavon South deposits (and including any other portion of the Property which enhances the feasibility of the project), in such form and detail and using such assumptions as to metal prices as are customarily required by institutional lenders of major stand alone non-recourse financing for mining projects, including a reasonable assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by all reasonably necessary information and data prepared by Meridian.  Precious metals reserves and resources will be independently audited by a recognized engineering firm to be mutually agreed upon, the cost of which will be included as part of the Feasibility Study.  Radius retains the right to externally audit the Feasibility Study; and

(b)

“mineral reserve”, “mineral resource”, “inferred mineral resource”, “indicated mineral resource” and “measured mineral resource” have the meanings ascribed to those terms in Canadian Securities Administrators National Instrument 43-101.

3.5

Upon Meridian having exercised the Option and acquired a 60% interest in the Property, and the Joint Venture having been formed, Meridian will:

(a)

arrange non-recourse third party project debt, and, if necessary, provide subordinated loans in the amounts and on terms which are commercially reasonable and customary for projects such as that contemplated by the Feasibility Study and, in connection therewith, Meridian will provide a pre-completion guarantee to the providers of the third party senior debt on terms which are customary for transactions of this size and nature.  If requested by Radius, Meridian will arrange or provide Radius’ share of any debt required to be provided for the Project on the same terms as other debt required for the Project; and

(b)

use its best efforts to obtain all the necessary permits, including preparing an Environmental Impact Statement, in order that construction could commence as soon as all necessary permits have been obtained and, provided that the internal rate of return of the project as set out in the Feasibility Study is at least equal to the sum of (i) the interest rate that would be charged by an internationally recognized financial institution for senior loans on terms that are customary for transactions of a size and nature such as this project, plus (ii) 5%, Meridian will commence construction of a mine on the Property immediately after all necessary permits have been obtained.

3.6

Meridian and Radius both understand there will be a Force Majeure clause in the Option and Joint Venture Agreement to address issues that are out of Meridian’s control.

4.

The Joint Venture

4.1

Upon Meridian having exercise the Option and acquired a 60% interest in the Property, then Meridian and Radius will establish between them a joint venture (the “Joint Venture”) in respect of the Property.

4.2

Upon formation of the Joint Venture Meridian will have a 60% proportionate interest in the Joint Venture and Radius will have a 40% proportionate interest in the Joint Venture.

4.3

The business of the Joint Venture will be conducted in conformity with applicable laws and the terms of the Option and Joint Venture Agreement.  The Option and Joint Venture Agreement will describe in greater detail than is set forth herein the terms of the organization and management of the Joint Venture’s business but will be consistent with the following:

(a)

Meridian shall be the Operator of the Joint Venture for so long as it has at least a 50% interest in the Joint Venture;

(b)

The Property will be owned and operations will be funded by the participants as tenants-in-common of undivided interests in proportion to their then participating interests;

(c)

All decisions with respect to the management of the Joint Venture shall be made by the management committee by majority vote; each venturer shall have the number of votes corresponding to its then interest multiplied by 100; provided, however,  the following actions by the venture shall require unanimous approval of the participants:

(i)

the acquisition or disposition of any asset with a fair market value or price in excess of $500,000 or any asset that would change the nature of the business ordinarily conducted by the Joint Venture;

(ii)

disposition of any material portion of the Property;

(iii)

the borrowing of money on behalf of the Joint Venture or the incurrence, assumption, or guarantee of debt by the Joint Venture except as incurred in the ordinary course of the Joint Venture’s business;

(iv)

the making by the Joint Venture of any  material investment not in the ordinary course of the Joint Venture’s business;

(v)

cost overruns exceeding in any calendar year 10% of the approved program and budget then in effect;

(vi)

approval of any agreement between a party to the Joint Venture and an associated or related party of that party;

(vii)

the settlement of any litigation or arbitration in connection with the Joint Venture;

(viii)

material changes to the project from that contemplated by the Feasibility Study;

(ix)

after the commencement of commercial production, any suspension of operations which exceeds 180 continuous days where there is no element of force majeure;

(x)

approval of the sale, lease, transfer, assignment or other disposition or all or substantially all of the assets or undertaking of the Joint Venture;

(xi)

any refinancing of loans in connection with the project;

(xii)

any modification to the articles, by-laws or constitution of any corporation that owns the Property or that is an asset of the Joint Venture; and

(xiii)

dissolution of the Joint Venture;

(d)

All employees engaged in operations shall be employees of the Operator and not of the Joint Venture;

(e)

Upon the commencement of the commercial production of ores and minerals from the Property, the participants shall contribute in proportion to their participating interests cash (or Agreements of credit or other forms of security readily convertible to cash in form approved by the other participant) to a trust or escrow fund providing for the reclamation and long-term care and monitoring of the Property and any facilities used in connection with such production.  Such contributions shall be made on the basis of units of production and shall be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring; and

(f)

Promptly after the earlier of termination of the Joint Venture or termination, surrender, abandonment or expiration of any right or interest in the Property, however occurring, the Operator shall commence and diligently pursue to  completion by best efforts any reclamation of the Property or part thereof required to remedy or mitigate the effects of the Joint Venture's activities on such Property, in each case, to the extent required by applicable law or permits and by careful and prudent exploration and mining practices.

4.4

The parties’ interests in the Joint Venture will be subject to dilution in the following circumstances:

(a)

if a party fails to make a contribution of capital when required to do so (the “Defaulting Party”) and the other party has made its contribution of capital when required to do so (the “Non-Defaulting Party”), then, after a reasonable cure period has expired without the default being remedied, and with advance written notice, the Interest of the Defaulting Party will correspondingly be reduced in accordance with a formula to be agreed upon in the Option and Joint Venture Agreement, provided that such formula shall reduce the Interest of the Defaulting Party dollar for dollar based upon the amount of the failed contribution;

(b)

subject to subsection 3.5(b), if Meridian does not commence construction of a mine on the Property on or before 12 months after all necessary permits have been obtained, then it will forfeit to Radius 10% of its Interest in the Joint Venture and the Property.  Subject to subsection 3.5(b), if Meridian does not commence construction of a mine on the Property on or before 24 months after all necessary permits have been obtained, then it will forfeit to Radius a further 10% of its Interest in the Joint Venture and the Property; and

(c)

if a party’s Interest falls below 10% whether as a result of dilution or otherwise, then that Interest will be converted into a 2% net smelter return interest.

4.5

In addition to the foregoing provisions, the Option and Joint Venture Agreement will also contain provisions relating to the following matters:

(a)

a standstill clause whereby Meridian agrees not to acquire any shares of Radius in excess of 10%, or make any other effort to otherwise acquire effective control of Radius, without the prior consent of the board of directors of Radius;

(b)

exploration and operating plans and budgets;

(c)

delivery of information to the participants;

(d)

financing;

(e)

contributions and distributions;

(f)

defaults;

(g)

assignments and rights of first offer;

(h)

hedging; and

(i)

area of interest.

(j)

reasonable management fees for the Operator.

4.6

The Option and Joint Venture Agreement is to be on terms consistent with this Agreement and will contain such other representations, warranties, terms and conditions and covenants (including indemnities and provisions relating to the rights, duties and obligations of the management committee and the manager of the Joint Venture) that are reasonable and customary for transactions between public mining companies in Canada of the nature contemplated hereby or as the parties may otherwise mutually agree.  Such representations and warranties set out in the Option and Joint Venture Agreement will survive the completion of the formation of the Joint Venture for the term of the Joint Venture.

5.

General

5.1

All references in this Agreement to currency are to US Dollars.

5.2

Until this Agreement is terminated or until execution of the Option and Joint Venture Agreement, Radius shall not create, suffer, or allow to exist with respect to the Property mortgages, pledges, liens, hypothecations, embargos, prohibitions, purchase options, contracts of sale and other encumbrances and clouds on title, including any lease, license, or litigation.

5.3

Prior to the termination of this Agreement, Radius will not initiate discussions with, respond to inquiries, negotiate with, provide any information to or enter into any oral or written agreement or transaction with any other person or entity regarding the sale, assignment, or other disposition of any economic interest or other investment or participation in the Property, except that forthwith after execution of this Agreement, Radius will contact Gold Fields Limited and provide it with a copy of this Agreement and seek a waiver of its rights of first offer under existing agreements between Radius and Gold Fields.

5.4

Any dispute arising out of or in connection with this Agreement, or the Option and Joint Venture Agreement, shall be referred to arbitration in Vancouver, Canada pursuant to the terms of the International Commercial Arbitration Act.  This Agreement shall be governed by and construed in accordance with the laws of British Columbia, both for substantive and procedural purposes, and, to the extent applicable, the laws of Canada.

5.5

Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered by hand or sent by facsimile transmission:

(a)

in the case of Meridian:

Meridian Gold Inc.

9670 Gateway Drive

Reno, Nevada 89511

Attention:

Edward H. Colt

Executive Vice President

Facsimile:

775-850-3733

(b)

in the case of Radius:

Radius Gold Inc.

Suite 830 – 355 Burrard Street

Vancouver, BC  V6C 2G8

Attention:

Simon Ridgway

Facsimile:

604-662-8829

Or at such other address or telecopy number of the party to which such notice or communication is to be given has last notified the party giving the notice in the manner provided in this clause.

6.

Restriction on Assignment

6.1

Neither party (in this Section 6 only, called a "Disposing Party") shall sell, assign, transfer, convey or otherwise dispose of or deal with or agree to sell, assign, transfer, convey or otherwise dispose of or deal with less than all of its rights and interests in or with respect to the Agreement, the Option and Joint Venture Agreement, the Property or under or by virtue of the Agreement or the Option and Joint Venture Agreement and neither may sell, assign, transfer, convey or otherwise dispose of or deal with the whole of such rights and interests unless it shall first give to the other party (in this Section 6 only, called the "Other Party") thirty (30) days notice of the price and terms on which it would be willing to sell such rights and interests and the Other Party shall be entitled by notice in writing to the Disposing Party within the thirty (30) day period to acquire the whole of such rights and interests at the price and on the terms stated in the notice. If the Other Party does not elect in writing within the thirty (30) period to acquire such rights and interests, the Disposing Party may transfer the whole of such rights and interests to any person within the following one hundred and twenty (120) days at a price at or above the price stated in the notice and upon terms and conditions not less favourable to the Disposing Party than those contained in the notice. For purposes of this Section, the consideration for the rights and interests to be sold shall be an amount payable in Canadian or United States dollars, unless the parties hereto otherwise agree. If the Disposing Party fails to consummate the transfer within the one hundred and twenty (120) day period, the pre-emptive right of the Other Party shall be deemed to be revived and any subsequent proposal to sell, assign, transfer, convey or otherwise dispose of rights or interests hereunder shall again be subject to the provisions of this Section 6.1.

6.2

The Disposing Party shall have the right without restriction under Section 6.1 to assign, transfer, convey or otherwise dispose of all its rights and interests to an Affiliate.

6.3

Any assignment, transfer or conveyance by a Disposing Party of its rights and interests in or with respect to the Agreement, the Option and Joint Venture Agreement, the Property or under or by virtue of the Agreement or the Option and Joint Venture Agreement including without limitation under section 6.2 shall be void unless the assignee has first agreed in writing with the Other Party to observe and be bound by all of the provisions of this Agreement or the Option and Joint Venture Agreement in the place and stead of the Disposing Party. Notwithstanding any such assignment, transfer or conveyance the Disposing Party shall not be relieved or discharged from this Agreement or the Option and Joint Venture Agreement and the Other Party may continue to look to the Disposing Party for performance hereunder.

If the foregoing is acceptable to Radius please note by signing as indicated below and returning a copy of this Agreement to me at the address shown above, whereupon a binding and enforceable agreement between Radius and Meridian will have been formed.  Radius and Meridian will agree on the text of a press release to be issued by them upon execution of this Agreement. Meridian shall use its best efforts to produce a draft Option and Joint Venture Agreement reflecting these terms within 120 days following our receipt of your acceptance.

Sincerely,

Edward H. Colt

Executive Vice President

Meridian Gold Inc.

Accepted and agreed this 24th day of September, 2004 on behalf of Radius Gold Inc.

By:

Title:

#

EXHIBIT “B”

REPRESENTATIONS AND WARRANTIES

Radius represents and warrants to Meridian that:

(a)

Radius owns and possesses the key mining concessions, Natividad , Natividad 2, El Milagro, El Milagro 11, Gemenis, and has properly applied for the mining concessions La Rowena, La Esperanza, El Progreso and Geminis II, all located in the Municipality of Rancho Grande, Province of Matagalpa, Central Nicaragua, (collectively the “Property”), and has good and marketable title to the Property free and clear of all mortgages, liens, charges, pledges, security interests, royalties, encumbrances or other claims whatsoever and, without limiting the generality of the foregoing, Radius has not entered into and there are not any agreements or options to grant or convey any interest in the Property or to pay any royalties with respect to the Property;

(b)

the mining claims comprised in the Property have been duly and validly staked, recorded and issued pursuant to all applicable laws and regulations and are in good standing; the information shown in Exhibit A is correct; the lands that are covered by the Property are not occupied, in whole or in part, by any other person; all activities on or in relation to the Property up to the date hereof have been in compliance with all applicable laws, regulations and permits, including those for the protection of the environment; and no conditions exist which could give rise to the making of a remediation order or similar order in respect of the Property or which could subject Meridian to liability;

(c)

Radius has full power and absolute authority to grant to Meridian the rights provided in the Agreement and has received all written consents or approvals required to grant the rights and to enter into and perform the Agreement;

(d)

the execution and delivery of the Agreement and the exercise by Meridian of the rights granted to it under the Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which Radius is a party or by which Radius or the Property may be bound;

(e)

the Agreement will constitute a legal, valid and binding obligation of Radius;

(f)

there are not any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting Radius or that relates to or has an adverse effect on the Property;

(g)

all taxes, rates or other levies of every nature and kind heretofore levied against the Property have been fully paid and satisfied.

EXHIBIT “C”

REPRESENTATIONS AND WARRANTIES

Meridian represents and warrants to Radius that:

(a)

Meridian has full power and absolute authority to enter into the Agreement and has received all written consents or approvals required to grant the rights and to enter into and perform the Agreement;

(b)

the execution and delivery of the Agreement and the exercise by Radius of the rights granted to it under the Agreement will not conflict with or be in contravention of any law, regulation or order of any government, government department or other competent authority or conflict with rights of third parties or result in a breach of or default under any agreement or other instrument of obligation to which Meridian is a party or by which Meridian or the Property may be bound;

(c)

the Agreement will constitute a legal, valid and binding obligation of Meridian.